Exhibit 99.1

PRESS RELEASE

US $

AbitibiBowater Announces Improved Operating Earnings for Third Consecutive Quarter

•	Operating income of $72 million was up $20 million compared to second quarter

•	Net loss of $(0.46) per share; excluding special items, net income of $0.53 per share

•	Net debt of $417 million

MONTREAL, October 31, 2011 – AbitibiBowater Inc. (NYSE: ABH) (TSX:ABH) today reported a net loss of $44 million for the third quarter of 2011, or $(0.46) per share, on sales of $1.2 billion. This compares with a net loss of $829 million, or $(14.35) per share, on sales of $1.2 billion in the third quarter of 2010.

Excluding $96 million of special items described below, net income in the quarter was $52 million, or $0.53 per share, compared with a net loss excluding special items of $95 million, or $(1.65) per share, in the third quarter of 2010.

“Our operating earnings improved for the third consecutive quarter following emergence at the end of last year,” said Richard Garneau, president and chief executive officer. “Overall shipments increased and, with the exception of pulp, pricing in each of our segments was stable or better in this quarter. We continue to make progress in spite of an economy that continues to prove challenging.”

Description of Special Items

Net loss in the third quarter included a $69 million non-cash charge mainly on translation of Canadian dollar net monetary assets as a result of the significantly weaker Canadian dollar relative to the U.S. dollar when compared to the previous quarter.

Other special items in the third quarter of 2011, net of tax, included:

•	$14 million charge related to asset impairment and closure costs

•	$9 million charge for post-emergence expenses

•	$3 million severance charge

•	$1 million charge related to the sale of assets

Non-GAAP financial measures, such as adjustments for special items, are reconciled below.

Segment Details

Implementation of the plans of reorganization and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the

Company’s consolidated financial statements. Furthermore, the Company began to allocate all of its selling, general and administrative (“SG&A”) expenses back to each product line, with the exception of special items, during the first quarter of 2011. Accordingly, the Company’s operating results, including depreciation, for periods before December 31, 2010, are not comparable to the operating results after December 31, 2010.

Newsprint

The newsprint segment generated operating income of $18 million in the third quarter, an $8 million decrease from the second quarter. Quarter over quarter sales increased by 9,100 metric tons and the average transaction price remained the same, but average operating costs increased by $13 per metric ton, primarily as a result of a $9 million energy benefit that was recorded in the second quarter on the implementation of an Ontario power program.

Coated Papers

The coated papers segment generated operating income of $18 million in the third quarter, $5 million lower than the previous quarter. The benefit of a $15 per short ton increase in average transaction price and higher sales volume was more than offset by an increase of average operating costs of $48 per short ton, mainly on higher chemicals and power costs.

Specialty Papers

The specialty papers segment generated operating income of $27 million in the third quarter, $16 million higher than the previous quarter despite lower shipment volume. Quarter over quarter average transaction price increased $23 per short ton, reflecting the continued implementation of previously-reported third quarter price increases, while average operating costs decreased $16 per short ton, as all annual maintenance was completed in the previous quarters.

Market Pulp

The market pulp segment generated operating income of $36 million in the third quarter, an increase of $22 million over the second quarter. The average market pulp transaction price decreased $26 in the quarter, reflecting general pricing pressure in the pulp market. This was more than offset by a 13,000 metric ton increase in shipment volumes and a $116 per metric ton reduction in average operating costs, as all annual plant maintenance was completed in the second quarter.

Wood Products

The wood products segment reported an operating loss of $3 million in the third quarter, an $11 million improvement compared to the second quarter. The average lumber transaction price for the Company increased $8 per thousand board feet, primarily as a result of the lapse of the 10% lumber export tax on shipments from Canada to the U.S. The average costs decreased by $20 per thousand board feet, due primarily to lower manufacturing costs and a 5% increase in shipments. The Company’s operating rate is still very low, with approximately 22% of capacity idled.

Financing Initiatives

As previously disclosed, in addition to the $67 million of additional and accelerated past service contributions to its Canadian registered pension plans, the Company is moving forward with its $85 million debt redemption on November 4, 2011. The aggregate face amount of its 10.25% senior secured notes due 2018 will be $586 million following the redemption.

The Company is also pleased to announce that it has taken advantage of its strong performance in 2011 and favorable financing market conditions to amend its asset-based revolving credit facility. The amendment to the facility, which remains undrawn, extends its maturity from December 2014 to October 2016, reduces borrowing costs and eases many covenants, including the restriction on dividend payments and share repurchases.

Outlook

“The seasonal pick-up in paper sales came later and was not as strong as last year,” said Garneau. “We expect this trend will produce weaker seasonal demand in the fourth quarter. We also expect to see continued pricing pressure in the pulp segment over the near term and some pressure in export newsprint pricing, as there is excess supply worldwide. With our network of lower-cost manufacturing assets and our strong balance sheet, we are very well positioned to face the challenges ahead.”

Earnings Conference Call

The Company will hold a conference call to discuss those results at 9:00 a.m. (ET) today. The public is invited to join the call at 866 696-5910 (pass code 1038311) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.abitibibowater.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until November 14, 2011, by dialing (800) 408-3053 with the pass code 7713542.

About AbitibiBowater

AbitibiBowater and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing the three pillars of sustainability linked to human activities: economic, social and environmental.

AbitibiBowater is a global leader in the forest products industry, producing a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 18 pulp and paper mills and 24 wood products facilities located in the United States, Canada and South Korea. Marketing its products in close to 90 countries, AbitibiBowater also has third-party certified 100% of its managed woodlands to sustainable forest management standards. The Company’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange. AbitibiBowater recently announced that it will begin doing business as Resolute Forest Products as of November 7, 2011.

Contacts Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@abitibibowater.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release that are not reported financial results or other historical information of AbitibiBowater Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; fourth quarter and full year business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release include those set forth under the heading “Risk Factors” in Part I, Item 1A in our annual report on Form 10-K for the year ended December 31, 2010, filed with the United States Securities and Exchange Commission.

All forward-looking statements in this press release are expressly qualified by such cautionary statements and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

Sales	$1,224	$1,192	$3,609	$3,474
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	893	892	2,726	2,758
Depreciation, amortization and cost of timber harvested	55	119	164	376
Distribution costs	141	133	415	411
Selling, general and administrative expenses	45	40	122	109
Closure costs, impairment and other related charges (2)	17	(3)	34	5
Net loss (gain) on disposition of assets (3)	1	(1)	(3)	(14)

Operating income (loss)	72	12	151	(171)

Other (expense) income:
Interest expense	(19)	(99)	(77)	(417)
Foreign currency translation (loss) gain (4)	(60)	(7)	(30)	30
Other, net	(8)	1	(21)	2

(Loss) income before reorganization items and income taxes	(15)	(93)	23	(556)

Reorganization items, net	—	(731)	—	(1,084)

(Loss) income before income taxes	(15)	(824)	23	(1,640)

Income tax (provision) benefit (5)	(27)	(5)	26	5

Net (loss) income including noncontrolling interests	(42)	(829)	49	(1,635)
Net (income) loss attributable to noncontrolling interests	(2)	—	(2)	9

Net (loss) income attributable to AbitibiBowater Inc.	$(44)	$(829)	$47	$(1,626)

Net (loss) income per share attributable to AbitibiBowater Inc. common shareholders: (6)

Basic	$(0.46)	$(14.35)	$0.48	$(28.18)
Diluted	$(0.46)	$(14.35)	$0.48	$(28.18)

Weighted-average number of AbitibiBowater Inc. common shares outstanding: (6)

Basic	97.1	57.7	97.1	57.7
Diluted	97.1	57.7	97.1	57.7

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	Successor
	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$295	$319
Accounts receivable, net	879	854
Inventories, net	470	438
Assets held for sale (3)	41	698
Deferred income tax assets	46	47
Other current assets	97	88

Total current assets	1,828	2,444

Fixed assets, net	2,485	2,641
Amortizable intangible assets, net	18	19
Deferred income tax assets	1,679	1,736
Other assets	299	316

Total assets	$6,309	$7,156

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$554	$568
Current portion of long-term debt	85	—
Liabilities associated with assets held for sale (3)	6	289

Total current liabilities	645	857

Long-term debt, net of current portion	627	905
Pension and other postretirement projected benefit obligations	1,106	1,272
Deferred income tax liabilities	75	72
Other long-term liabilities	67	63

Total liabilities	2,520	3,169

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,673	3,709
Retained earnings	47	—
Accumulated other comprehensive loss	(4)	—
Treasury stock at cost	—	—

Total AbitibiBowater Inc. shareholders’ equity	3,716	3,709
Noncontrolling interests	73	278

Total equity	3,789	3,987

Total liabilities and equity	$6,309	$7,156

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Successor	Predecessor
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$49	$(1,635)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	2	3
Depreciation, amortization and cost of timber harvested	164	376
Closure costs, impairment and other related charges	32	5
Write-downs of inventory	1	—
Deferred income taxes	(25)	(3)
Net pension (contributions) expense	(146)	6
Loss on translation of foreign currency denominated deferred income taxes	58	—
(Gain) loss on translation of foreign currency denominated pension and other postretirement projected benefit obligations	(36)	13
Net gain on disposition of assets	(3)	(14)
Gain on extinguishment of debt	(4)	—
Amortization of debt discount (premium) and debt issuance costs, net	—	11
Loss on translation of foreign currency denominated debt	—	11
Non-cash interest expense	—	217
Non-cash reorganization items, net	—	999
Debtor in possession financing costs	—	6
Other, net	(19)	18
Changes in working capital:
Accounts receivable	(27)	(82)
Inventories	(33)	(12)
Other current assets	23	29
Accounts payable and accrued liabilities	(21)	67

Net change in working capital	(58)	2

Net cash provided by operating activities	15	15

Cash flows from investing activities:
Cash invested in fixed assets	(55)	(42)
Disposition of investment in ACH Limited Partnership (3)	296	—
Disposition of other assets	19	83
Proceeds from insurance settlements	8	—
Release of pension trust assets	—	8
Increase in restricted cash	(2)	(85)
Increase in deposit requirements for letters of credit, net	(2)	(2)

Net cash provided by (used in) investing activities	264	(38)

Cash flows from financing activities:
Dividends and distribution to noncontrolling interests	(19)	—
Acquisition of noncontrolling interest (7)	(15)	—
Payment of debtor in possession financing	—	(166)
Payments of long-term debt(7)	(269)	—
Decrease in secured borrowings, net	—	(21)
Debtor in possession financing costs	—	(6)

Net cash used in financing activities	(303)	(193)

Net decrease in cash and cash equivalents	(24)	(216)
Cash and cash equivalents:
Beginning of period	319	756

End of period	$295	$540

ABITIBIBOWATER INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income (loss), net income (loss) and net income (loss) per share reported before special items is presented in the tables below. See Note 8 to our Notes to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended September 30, 2011 (Successor) (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS

GAAP as reported	$72	$(44)	$(0.46)

Adjustments for special items:
Sale of assets	1	1	0.01
Severance	5	3	0.03
Closure costs, impairment and other related charges	17	14	0.15
Post-emergence costs	—	9	0.09
Effects of foreign currency translations	—	69	0.71

GAAP as adjusted for special items	$95	$52	$0.53

Three Months Ended September 30, 2010 (Predecessor) (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS

GAAP as reported	$12	$(829)	$(14.35)

Adjustments for special items:
Sale of assets	(1)	(1)	(0.02)
Severance	—	—	—
Closure costs, impairment and other related charges	(3)	(3)	(0.05)
Reorganization items	—	731	12.65
Effects of foreign currency translations	—	7	0.12

GAAP as adjusted for special items	$8	$(95)	$(1.65)

Nine Months Ended September 30, 2011 (Successor) (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP as reported	$151	$47	$0.48

Adjustments for special items:
Sale of assets	(3)	(2)	(0.02)
Severance	12	8	0.08
Closure costs, impairment and other related charges	34	27	0.28
Post-emergence costs	—	25	0.26
Other	6	4	0.04
Effects of foreign currency translations	—	36	0.37

GAAP as adjusted for special items	$200	$145	$1.49

Nine Months Ended September 30, 2010 (Predecessor) (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS

GAAP as reported	$(171)	$(1,626)	$(28.18)

Adjustments for special items:
Sale of assets	(14)	(14)	(0.24)
Severance	(8)	(8)	(0.14)
Closure costs, impairment and other related charges	5	5	0.09
Reorganization items	—	1,084	18.78
Effects of foreign currency translations	—	(36)	(0.62)

GAAP as adjusted for special items	$(188)	$(595)	$(10.31)

See Notes to the Unaudited Consolidated Financial Statement Information

ABITIBIBOWATER INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income (loss) including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 9 to our Notes to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended September 30, 2011 (Successor) (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	18	18	27	36	(3)	(138)	(42)
Interest expense, net						19	19
Income tax provision						27	27
Depreciation, amortization and cost of timber harvested	18	9	12	8	8	—	55

EBITDA	36	27	39	44	5	(92)	59

Foreign currency translation loss (gain)						60	60
Reorganization costs						—	—
Closure costs, impairment and other related charges						17	17
Severance						5	5
Inventory write-downs included in cost of sales						—	—
Loss on disposition of assets						1	1
Post-emergence costs						13	13
Other (income) expense, net						(5)	(5)

Adjusted EBITDA	$36	$27	$39	$44	$5	$(1)	$150

Three Months Ended September 30, 2010 (Predecessor) (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	(8)	13	(6)	55	(1)	(882)	(829)
Interest expense, net						99	99
Income tax provision						5	5
Depreciation, amortization and cost of timber harvested	50	8	33	12	9	7	119

EBITDA	42	21	27	67	8	(771)	(606)

Foreign currency translation loss (gain)						7	7
Reorganization costs						731	731
Closure costs, impairment and other related charges						(3)	(3)
Severance						—	—
Inventory write-downs included in cost of sales						—	—
Gain on disposition of assets						(1)	(1)
Other (income) expense, net						(1)	(1)

Adjusted EBITDA	$42	$21	$27	$67	$8	$(38)	$127

Nine Months Ended September 30, 2011 (Successor) (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	63	44	38	73	(20)	(149)	49
Interest expense, net						77	77
Income tax benefit						(26)	(26)
Depreciation, amortization and cost of timber harvested	55	26	36	22	25	—	164

EBITDA	118	70	74	95	5	(98)	264

Foreign currency translation loss (gain)						30	30
Reorganization costs						—	—
Closure costs, impairment and other related charges						34	34
Severance						12	12
Inventory write-downs included in cost of sales						1	1
Gain on disposition of assets						(3)	(3)
Post-emergence costs						35	35
Other (income) expense, net						(14)	(14)

Adjusted EBITDA	$118	$70	$74	$95	$5	$(3)	$359

Nine Months Ended September 30, 2010 (Predecessor) (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	(159)	14	(39)	92	4	(1,547)	(1,635)
Interest expense, net						417	417
Income tax benefit						(5)	(5)
Depreciation, amortization and cost of timber harvested	172	22	96	36	33	17	376

EBITDA	13	36	57	128	37	(1,118)	(847)

Foreign currency translation loss (gain)						(30)	(30)
Reorganization costs						1,084	1,084
Closure costs, impairment and other related charges						5	5
Severance						(8)	(8)
Inventory write-downs included in cost of sales						—	—
Gain on disposition of assets						(14)	(14)
Other (income) expense, net						(2)	(2)

Adjusted EBITDA	$13	$36	$57	$128	$37	$(83)	$188

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	On April 16 and 17, 2009, AbitibiBowater and certain of its U.S. and Canadian subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under the provisions of Chapter 11 of the United States Bankruptcy Code, as amended, and under the Companies’ Creditor Arrangement Act with the Superior Court of Quebec in Canada (the “Creditor Protection Proceedings”). On December 9, 2010, we emerged from the Creditor Protection Proceedings. In accordance with FASB ASC 852, fresh start accounting was required upon our emergence from the Creditor Protection Proceedings, which we applied on December 31, 2010 (the “Convenience Date”).

The application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in AbitibiBowater becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements as of December 31, 2010 and for periods subsequent to December 31, 2010 are not comparable to our consolidated financial statements for the periods prior to December 31, 2010. References to “Successor” refer to AbitibiBowater on or after December 31, 2010 after giving effect to fresh start accounting. References to “Predecessor” refer to AbitibiBowater prior to December 31, 2010. Additionally, references to periods on or after December 31, 2010 refer to the Successor and references to periods prior to December 31, 2010 refer to the Predecessor.

2.	Closure costs, impairment and other related charges for the three and nine months ended September 30, 2011 and 2010 were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	Successor	Predecessor	Successor	Predecessor
(Unaudited, in millions)	2011	2010	2011	2010
Accelerated depreciation	$1	$—	$5	$—
Impairment of long-lived assets	10	—	17	2
Severance and other costs	6	(3)	12	3

	$17	$(3)	$34	$5

During the three months ended September 30, 2011, we recorded long-lived asset impairment charges of $7 million related to our Mokpo, South Korea paper mill and $3 million related to certain scrapped equipment at our Calhoun, Tennessee paper mill, and $6 million of severance and other costs, primarily related to an early retirement program for employees at our Mokpo paper mill. During the nine months ended September 30, 2011, we also recorded $7 million of long-lived asset impairment charges and $6 million of severance and OPEB curtailment as a result of the decision to discontinue paperboard production at our Coosa Pines, Alabama paper mill.

3.	During the three months ended September 30, 2011, we sold our Alabama River, Alabama paper mill and various other assets for proceeds of $11 million, resulting in a net loss on disposition of assets of $1 million. In the first half of the year, we also sold our investment in ACH Limited Partnership and various other assets for proceeds of $304 million, resulting in a net gain on disposition of assets of $4 million.

As of September 30, 2011, we held the following assets for sale: our Petit Saguenay, Quebec sawmill, our U.S. recycling operation assets and various other assets. We expect to complete

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

the sale of all of these assets within the next twelve months for amounts that equal or exceed their individual carrying values.

4.	During the three and nine months ended September 30, 2011, the Company recorded a foreign currency translation loss of $60 million and $30 million, respectively. This loss is a result of the significantly weaker Canadian dollar relative to the U.S. dollar at September 30, 2011 and its impact on the translation of our Canadian dollar net monetary assets in the Company’s principal Canadian operating subsidiary. During the three and nine months ended September 30, 2010, the Company recorded a foreign currency translation loss of $7 million and currency translation gain of $30 million, respectively, as a result of the translation of our Canadian dollar balance sheet amounts.

5.	During the three months ended September 30, 2011, an income tax expense of $27 million was recorded. The charge is attributable to a $60 million loss on the translation of Canadian dollar net monetary assets, for which no tax benefit is recorded and $9 million in deferred taxes on foreign currency translation gains, both relating to the Company’s principal Canadian operating subsidiary. During the nine months ended September 30, 2011, an income tax benefit of $26 million was recorded, primarily due to a tax reserve adjustment, and partially offset by the tax treatment of our foreign currency translation gains and losses relating to the Company’s principal Canadian operating subsidiary as discussed above.

During the three months ended September 30, 2010, income tax expense of approximately $5 million was recorded primarily relating to income from a joint venture. In the nine months ended September 30, 2010, an income tax benefit of $5 million was recorded, primarily due to pre-tax losses primarily generated outside the United States.

6.	For the calculation of basic and diluted income (loss) per share for the three and nine months ended September 30, 2011 and 2010, no adjustments to net income (loss) attributable to AbitibiBowater were necessary. For the three and nine months ended September 30, 2010, no adjustment to the diluted weighted-average number of common shares outstanding for the assumed conversion of the pre-petition convertible notes, which were outstanding at that time, was necessary, as the impact would have been anti-dilutive.

7.	On January 14, 2011, we acquired the 47.5% noncontrolling interest in Augusta Newsprint Company, which operates our newsprint mill in Augusta, Georgia, for $15 million cash and a secured promissory note in the principal amount of $90 million. Since we had control of Augusta Newsprint Company, our consolidated statements had already consolidated this entity. The acquisition of the noncontrolling interest was accounted for as an equity transaction. We used the proceeds from the sale of our interest in ACH Limited Partnership to redeem a portion of our senior secured notes and to repay in full the Augusta secured promissory note mentioned above.

8.

A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share reported before special items is presented. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

GAAP operating income (loss), net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income (loss) from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes closure costs, impairment and other related charges, severance costs, gains and losses on dispositions of assets and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss). Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations.

Net income (loss) before special items - is defined as net income (loss) from our Consolidated Statements of Operations adjusted for the special items discussed above plus the effects of foreign currency translation as well as reorganization items and post-emergence costs. The adjustment for these items is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for net income (loss) provided in our Consolidated Statements of Operations.

Net income (loss) per share (EPS) before special items - is defined as diluted EPS calculated based on the net income (loss) before special items. This non-GAAP measure should be used in addition to and not as a substitute for our net income (loss) per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations.

We believe that these non-GAAP measures are useful because they are consistent with our internal presentation and allow investors to more easily compare our ongoing operations, financial performance and EPS from period to period.

9.	A reconciliation of our net (loss) income reported under GAAP to our use of the non-GAAP measure of EBITDA and Adjusted EBITDA by reportable segment is presented. EBITDA by reportable segment is defined as net (loss) income from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” adjusted by depreciation, amortization and cost of timber harvested. In addition, EBITDA for the Corporate and Other segment is defined as net (loss) income from our Consolidated Statements of Operations after allocation to our reportable segments, adjusted by interest expense, income taxes and depreciation, amortization and cost of timber harvested.

We define Adjusted EBITDA as EBITDA adjusted for special items as discussed in Note 8. Internally, we use Adjusted EBITDA as an indicator of our performance. Therefore, this non-GAAP measure is consistent with our internal presentation.

Internally, we use EBITDA and adjusted EBITDA by reportable segment measures as indicators of our reportable segments’ and the Company’s performance. Therefore, these non-GAAP measures are consistent with our internal presentation. We believe that these non-GAAP measures are useful because they are consistent with our internal presentation and performance analysis and allow investors to more easily compare our ongoing financial performance from period to period. These non-GAAP measures should be used in addition to and not as a substitute for operating income (loss) by reportable segment and consolidated operating income (loss) provided in the notes to our Consolidated Financial Statements in our quarterly filings with the Securities and Exchange Commission.